SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.          )

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Hathaway Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Hathaway Corporation 8228 Park Meadows Drive Littleton, Colorado 80124 U.S.A. Telephone: 303-799-8200 Facsimile: 303-799-8880

October 7, 2002

Dear Shareholder:

        This letter is supplemental to our Definitive Proxy Statement which was mailed to you on September 30, 2002. Item 2 of the Proxy Statement is a proposal to amend our articles of incorporation to change the name of Hathaway Corporation to Allied Motion Technologies, Inc. The name change is being proposed because the buyers of our power and process segment purchased the exclusive right to use the Hathaway name in association with the power and process products they purchased. The discussion of Item 2 begins on page 12 of the Proxy Statement. On page 13 it is stated that approval of the amendment to our articles of incorporation to change our name requires the affirmative vote of a majority of the votes cast on the proposed amendment. That statement is not correct. Approval of the Proposed Amendment requires the affirmative vote of two-thirds of all votes entitled to be cast on the amendment. Since approval of the amendment requires the approving vote to be measured against all shares of Common Stock entitled to vote, withholding authority from that vote is the equivalent of a vote against the amendment. The board of directors unanimously recommends a vote FOR the adoption of the proposed amendment changing our name to Allied Motion Technologies, Inc. We urge you to mark your vote on Item 2 FOR approval of the proposed amendment. If no instructions are indicated on your proxy, shares will be voted FOR the amendment to Article 1 of the Company's articles of incorporation. This supplement to our Proxy Statement was first mailed to shareholders on or about October 7, 2002.

Please sign, date and mail promptly your proxy for the annual meeting to be held on October 24, 2002.

Yours truly,

Richard D. Smith Chief Executive Officer